Exhibit 99.1

News Release

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer

(713) 296-1073
FOR IMMEDIATE RELEASE	IR@selectenergyservices.com
Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com

SELECT ENERGY SERVICES PROVIDES OPERATIONAL UPDATES AND STRATEGIC ACTIONS IN RESPONSE TO CURRENT MARKET CONDITIONS

HOUSTON, TX – March 31, 2020 – Select Energy Services, Inc. (NYSE: WTTR) (“Select” or “the Company”), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced immediate strategic actions that the Company has taken in response to the significant decline in activity following the rapid decline in commodity prices this month and the operational disruption and market volatility resulting from the COVID-19 pandemic.

In order to better align the Company’s operating footprint and cost structure with current market conditions and to protect its strong financial position and debt-free balance sheet, Select has taken the following actions:

•	Expect to realize annualized SG&A savings of $25-30 million, or approximately 25-30% relative to the annualized fourth quarter SG&A of $98.7 million (and a further reduction from 2019 total SG&A of $111.6 million), due to headcount and wage reductions across the employee base, including executive management, as well as significant curtailment or renegotiation of other internal and third-party expenses, with initial benefits realized in the first quarter of 2020, and full realization by the third quarter of 2020;

•	Reduced total Select headcount by 31% since March 1, 2020, including field operations and corporate positions; and

•	Significantly reducing the previously announced 2020 capital expenditures guidance from the prior range of $55 million to $70 million by at least 50%.

Holli Ladhani, President and CEO, commented, “First and foremost, Select is closely monitoring the impact of COVID-19 and taking active precautions to help protect the health and well-being of our employees and the communities in which we work, in accordance with local, state and federal health authority recommendations. We are also working closely with our customers and vendors on business continuity plans. The significant and sudden pullback in commodity prices has forced our customers to meaningfully reduce their operational plans for 2020, requiring us to take immediate actions to reduce our operating expenses and capital expenditures. Agility and financial strength will be key to successfully navigating this rapidly evolving market landscape. While our cash flow will be impacted by current market conditions, we believe the actions we are taking, and will continue to take, will enable us to continue to generate solid positive free cash flow during 2020.

“With a current cash balance in excess of $100 million and no debt on our balance sheet, we are well prepared to manage through this difficult market. We will continue to closely monitor macro conditions, making further adjustments to our cost structure as necessary, until we have a better understanding of global oil demand, the activity levels of our customers and the near- and longer-term impact of COVID-19. While we undertake these difficult but necessary steps, we will continue delivering best-in-class service to our customers,” concluded Ladhani.

Balance Sheet & Cash Flow

Select maintains a strong balance sheet and liquidity position. As of February 29, 2020, Select had a total net working capital balance of $275.0 million, including a cash balance of $101.3 million. Additionally, the Company had no outstanding borrowings under its revolving credit facility and $174.9 million of available borrowing capacity thereunder, resulting in total liquidity of $276.1 million. As of March 12, 2020, Select had 104.5 million total shares of capital stock outstanding. Despite a challenging market, the Company expects to generate strong free cash flow during the first quarter of 2020, even after consideration of share buybacks during the quarter totaling $5.5 million.

The Company expects relatively flat revenue for the first quarter of 2020 as compared to the fourth quarter of 2019, with activity starting to decline in early March. Currently, the Company expects gross margin percentage declines of approximately 1%-3% for the consolidated business during the first quarter of 2020 relative to the fourth quarter of 2019. Net income during the first quarter of 2020 is expected to be negatively impacted by severance expenses of approximately $4 million and other non-recurring costs relating to yard closures and potential impairments driven by the precipitous drop in commodity prices. The Company expects results of operations during the second quarter of 2020 will be significantly impacted by current market conditions and plans to provide more detail on its first quarter earnings conference call in early May 2020.

About Select Energy Services, Inc.

Select Energy Services, Inc. (“Select”) is a leading provider of comprehensive water management and chemical solutions to the oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select’s website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results, including statements regarding our expected capital expenditures, SG&A reductions, revenues, gross margins, net income and free cash flow, as well as our ability to manage through the difficult market environment.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate” and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the volatility of and steep decline in oil prices following the failure of Saudi Arabia and Russia to agree on a plan to cut oil production and Saudi Arabia’s subsequent announcement of plans to increase production and reduce prices, the operational disruption and market volatility resulting from the COVID-19 pandemic and the factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

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